Supplement dated June 6, 2002
(To Prospectus Supplement dated May 30, 2002
to Prospectus dated February 11, 2002)


                                   2,672,640

                     CORPORATE BACKED TRUST CERTIFICATES,
                Royal & Sun Alliance Bond-Backed Series 2002-11

         The following changes are made to the attached prospectus supplement:

                  The initial number of Class A-1 Certificates is increased
              from 2,257,640 to 2,672,640. The aggregate principal amount of 8.95% Subordinated Guaranteed Bonds due October 15, 2029 issued by the Underlying Securities Issuer to be deposited in the Trust on the Original Issue Date is increased from $56,441,000 to $66,816,000. In each place that the initial number of Class A-1 Certificates appears in the prospectus supplement, such number is changed to 2,672,640. In each place that the aggregate principal amount of Underlying Securities appears in the prospectus supplement, such amount is changed to $66,816,000.

                  The paragraph under the heading "The Underlying
              Securities--Underlying Securities" on page S-5 is replaced with the following:

                      $66,816,000 aggregate principal amount of 8.95% Subordinated Guaranteed Bonds due 2029 issued by the Underlying Securities Issuer.

                  The table on page S-30 is replaced with the following table:

                                                                         Number of Class A-1 Certificates
                                                                         --------------------------------
           Lehman Brothers Inc.......................                           967,700
           First Union Securities, Inc...............                           725,000
           Prudential Securities Incorporated........                           500,000
           RBC Dain Rauscher Inc.....................                           479,940
                                                                              ---------
           Total.....................................                         2,672,640

         This supplement should be read only in conjunction with the prospectus supplement and the prospectus. Capitalized terms used herein and not defined have the meaning assigned to them in the prospectus supplement.